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                                  EXHIBIT 23.1

                    CONSENT OF CROUCH, BIERWOLF AND CHISHOLM



                        Independent Accountants' Consent

The Board of Directors and Stockholders
RateXchange Corporation:


         We consent to incorporation by reference in the Registration Statement on Form S-8 of RateXchange Corporation of our report dated February 29, 2000, relating to the consolidated balance sheets of RateXchange Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 Annual Report on Form 10-K of RateXchange Corporation.

                                       CROUCH, BIERWOLF & CHISHOLM

                                       /s/



Salt Lake City, Utah
August 14, 2000